BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

02/11/2021

Work Order Item Number:	W2021021100232-1123511
Filing Number:	20211230856
Filing Type:	Amendment After Issuance of Stock
Filing Date/Time:	2/11/2021 8:15:00 AM
Filing Page(s):	3

Indexed Entity Information:

Entity ID: E0482952018-9

Entity Name: IMPACT BIOMEDICAL INC

Entity Status: Active

Expiration Date: None

Commercial Registered Agent

LEGALCORP SOLUTIONS, LLC

2831 ST ROSE PARKWAY SUITE 200-400, Henderson, NV 89052, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Filed in the Office of Barbara K. Cegavske Secretary of State State Of Nevada	Business Number **E0482952018-9**
	Filing Number **20211230856**
	Filed On **2/11/2021 8:15:00 AM**
	Number of Pages **3**

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Impact BioMedical, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE IV
4.01 Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be 1,500,000,000 shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock."

4.02 Common Stock. The total number of authorized shares of Common Stock shall be 1,400,000,000 shares with par value of $.001 per share. Each share of Common Stock when issued, shall have one (1) vote on all matters presented to the stockholders.*
*(see attached)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date and time of filing: (optional) Date: 02/11/2021 Time: 9:00 am

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X J Grady
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

APPENDIX A

Certificate of Amendment to Amended and Restated Articles of Incorporation For Nevada Profit Corporations

1. Name of Corporation:

Impact BioMedical, Inc.

2. The articles have been amended as follows:

ARTICLE IV

4.01 *Authorized Capital Stock.* The total number of shares of stock this Corporation is authorized to issue shall be 1,500,000,000 shares. This stock shall be divided into two classes to be designated as "Common Stock" and "Preferred Stock."

4.02 *Common Stock.* The total number of authorized shares of Common Stock shall be 1,400,000,000 shares with par value of $.001 per share. Each share of Common Stock when issued, shall have one (1) vote on all matters presented to the stockholders.

4.03 *Preferred Stock.* The total number of authorized shares of Preferred Stock shall be 100,000,000 shares with par value of $.001 per share. The board of directors shall have the sole authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a) Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b) The number of shares to constitute the class or series and the designation thereof;

(c) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d) Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f) The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h) Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classesor series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendmentis: 124,073,621 (100%)

4. Effective date and time of offering: (optional) Date: Time:

5. Signature: (required)

X______________________________

Frank D. Heuszel
Chief Executive Officer

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

IMPACT BIOMEDICAL INC

Nevada Business Identification # NV20181744777
Expiration Date: 10/31/2021

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.
Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.
License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which, by law, cannot be waived.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on 02/11/2021.

Barbara K. Cegavske

BARBARA K. CEGAVSKE
Secretary of State

Certificate Number: B202102111424076
You may verify this certificate
online at http://www.nvsos.gov